EXHIBIT 10.25.1

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Agreement”), made as of the 12th day of August, 1999, between Courthouse Square, LLC (“Lessor”), and Advanced TelCom Group, Inc. (“Lessee”).

W I T N E S S E T H :

WHEREAS, Lessor and Lessee entered into that certain Lease dated as of January 29, 1999 (the “Lease”), whereby Lessee leased from Lessor certain premises (the “Premises”) in the building known as 19/23 Old Courthouse Square, Santa Rosa, California (the “Building”).

WHEREAS, Lessor and Lessee desire that the Premises be expanded to include Suite 200 consisting of 2,600 renatble square feet of space and Suite 220 consisting of approximately 1,034 rentable square feet of space (collectively, the “Expansion Premises”) and to modify the Lease in certain other respects as hereinafter set forth.  The Expansion Premises are more particularly described on the floor plan attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, Lessor and Lessee hereby agree as follows:

1.             Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

2.             Upon the Expansion Commencement Date (as hereinafter defined), the Premises shall be deemed to include the Expansion Premises.

3.             Lessor shall deliver the Expansion Premises to Lessee upon execution by the parties of this Agreement.  The term of the Lease with respect to the Expansion Premises (the “Expansion Term”) shall commence on the date by which Lessor delivers the Expansion Premises to Lessee in the manner and in the condition required under Sections 2.2 and 2.3 of the Lease (the “Expansion Commencement Date”).  The Expansion Term shall expire on August 31, 2004.

4.             Base Rent for the Expansion Premises shall be $.95 per rentable square foot per month triple net (NNN) for years 1-3, $1.05 per rentable square foot for year 4 and $1.05 plus CPI increase (not to exceed 3%) for year 5 of the initial Expansion Term.

5.             Lessee’s obligation to pay its pro rata share of insurance, taxes and other maintenance expenses in accordance with the Lease shall be appropriately adjusted to include Lessee’s pro rata share of such costs allocable to the second floor of the Building.  The second floor consists of a total of 7,291 rentable square feet of space.  Accordingly, Lessee’s pro rata share of the second floor will be forty-nine and eight-tenths percent (49.8%).

6.             Lessee shall have two (2) options to extend the Expansion Term, each for an additional five (5) years at the same Base Rent per rentable square foot payable under the

Lease for the balance of the Premises.

7.             Lessor shall provide Lessee with a Tenant Improvement Allowance with respect to the Expansion Premises in the amount of $15.00 per rentable square foot of the Expansion Premises to be applied to the cost of Lessee’s improvements, any ADA compliance on the second floor required by governmental authorities, and any nonstructural floor work or repairs required in the Expansion Premises.  Lessor shall be responsible for making structural repairs as set forth in the Lease.  With respect to Lessee’s construction of improvements in the Expansion Premises, Lessee shall be responsible for all coordination, design, permits and construction of all work subject, however to such Tenant Improvement Allowance.  Such Tenant Improvement Allowance shall be payable as follows: (1) $5.00 per rentable square foot of the Tenant Improvement Allowance shall be due upon execution hereof, (2) $5.00 per rentable square foot of the Tenant Improvement Allowance shall be paid upon completion of $36,340 of work and (3) the balance of the Tenant Improvement Allowance shall be due and payable upon completion of the initial Lessee improvements in the Expansion Premises.  Payments (2) and (3) of this Paragraph 7 shall be due and payable within ten (10) business days after Lessee submits a demand therefor which shall include a copy of an invoice(s) from Lessee’s contractor evidencing the amounts due.  Any balance not so paid in accordance with this Paragraph 7 shall accrue interest at ten percent (10%).

8.             Lessor shall pay brokerage commissions in connection with this Agreement in the amount of Ten Thousand Seven Hundred Sixty-Six Dollars and 25/100 ($10,766.25) which shall be split equally between Paul Schwartz of Orion Partners Ltd. and Joan Rudolph of Coldwell Banker.

9.             Lessor agrees that Lessee shall be entitled to the exclusive use of any additional parking spaces that may from time to time become available during the Term of the Lease at no additional cost to Lessee.

10.           Except as modified hereby, the Lease shall remain in full force and effect, and as modified hereby, the Lease is ratified and confirmed in all respects.

11.           This Agreement may not be orally changed or terminated, nor any of its provisions waived, except by an agreement in writing signed by the party against whom enforcement of any changes, termination or waiver is sought.

12.           This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

13.           Lessee acknowledges that this Agreement shall not be binding on Lessor and Lessee until both parties shall have executed this Agreement and a counterpart thereof shall have been delivered to Lessor and Lessee.

14.           Lessee and Lessor each hereby represents and warrants that it has full right, power and authority to enter into this Agreement and that the person executing this Agreement on behalf of Lessee and Lessor, respectively, is duly authorized to do so.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LESSEE:		LESSOR:

ADVANCED TELCOM GROUP, INC.		COURTHOUSE SQUARE, LLC

By:	/s/ C.G. Rudolph	By:	/s/ Frank Garza Jr.
	Name: C.G. Rudolph		Name: Frank Garza Jr.
	Title: Chairman & CEO		Title: Manager

Exhibit A

2,600 s.f.
MEN
WOMEN
JAN
ELEVATOR
DN
DN
1034 sf
1,100 s.f.
NOTE: SQUARE FOOTAGE SUMMARIES ARE APPROXIMATE.

525 THIRD STREET

2ND FLOOR

MARCH 1990

COMMON AREA

Larry Kurtz Archite
Orchard St., Santa Rosa, CA